Exhibit 99(a)(1)(D)

FRANKLIN BSP CAPITAL CORPORATION

c/o SS&C GIDS, Inc.
Ste. 219943
430 W. 7th Street
Kansas City, Missouri 64105-1407
T: Investor Relations at (844) 785-4393
W: www.fbccbdc.com

THIS IS NOTIFICATION OF THE ANNUAL REPURCHASE OFFER.

IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,

KINDLY DISREGARD THIS NOTICE.

February 29, 2024

Dear Stockholder:

No action is required of you at this time. We have sent this letter to you only to announce the annual tender offer (the “Offer”) by Franklin BSP Capital Corporation (the “Company”). The purpose of this Offer is to provide a measure of liquidity to stockholders since there is otherwise no public market. The Offer is for cash at a price equal to the Company’s net asset value per share as of January 24, 2024 (the “Purchase Price”), and is made upon the terms and subject to the conditions set forth in the accompanying Offer to Purchase and Letter of Transmittal. The Offer period will begin on February 29, 2024 and end at 11:59 P.M. Eastern Time, on April 9, 2024. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to us will be processed promptly following the expiration of the Offer period.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES AT THE COMPANY’S NET ASSET VALUE PER SHARE AS OF JANUARY 24, 2024, PLEASE DISREGARD THIS NOTICE.

We will contact you again each fiscal year to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all of your Shares for repurchase at this time, please complete the Letter of Transmittal Form included with this letter and return it in the enclosed envelope. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that we are only offering to repurchase up to 2,687,933 shares of common stock of the Company (“Shares”), which represents 1.97% of the number of Shares outstanding as of January 24, 2024. During any calendar year, we intend to limit the number of Shares we repurchase to the lesser of 10% of the weighted average number of Shares outstanding during the prior calendar year or the number of Shares the Company is about to repurchase with the proceeds received from the sale of Shares under the dividend reinvestment plan (“DRIP”) during such redemption period. This amount of shares the Company is offering to repurchase represents the number of Shares the Company is able to repurchase with the proceeds from the sale of Shares under the DRIP.

All requests to tender shares must be received in good order by the Company, at the address below, by 11:59 P.M. Eastern Time, on April 9, 2024.

Franklin BSP Capital Corporation

c/o SS&C GIDS, Inc.

Ste. 219943

430 W. 7th Street

Kansas City, Missouri 64105-1407

If you have any questions, please call your financial advisor or call us at (844) 785-4393.

Sincerely,
/s/ Richard J. Byrne
Richard J. Byrne
Chief Executive Officer, President and Chairman, Franklin BSP Capital Corporation

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